ALLIANCE CAPITAL MANAGEMENT L.P.

Memorandum


June 25, 1998


To:       Steve Yu

From:     Jane E. Heeckt

Re:  ACM Municipal Securities Income Fund, Inc.


     Enclosed for the above-referenced Fund is the attachment for Item 77.C of the N-SAR.

     If you have any questions, please feel free to call me at (212) 969-6383.

ACM MUNICIPAL SECURITIES INCOME FUND, INC.
Exhibit 77C
811-7510




The Annual Meeting of Shareholders of ACM
Managed Income Fund, Inc. was held on May 28,
1998. A description of each proposal and number of shares voted at the meeting are as follows:

1. To Elect Directors:

Class One Directors      Shares Voted For
Withheld Authority
   (term expires 2001)
   John H. Dobkin             8,599,740.390
116,424.838
   Clifford L. Michel         8,616,827.584
99,337.644
   Donald J. Robinson         8,617,343.053
98,822.175

Class Two Director
(term expires 1999)
William H. Foulk, Jr.    8,617,008
99,156.909


2. To ratify the selection     Shares
Shares Voted    Shares
   of Ernst & Young LLP as    Voted For
Against        Abstained
   the Fund independent
   auditors for the Fund
   fiscal year ending
   October 31, 1998.          8,570,271.948
71,472.007          74,421.273